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                                                                EXHIBIT 10(s)(2)

                                 FIRST AMENDMENT
                    TO THE BANKNORTH GROUP, INC. 401(k) PLAN

      The Banknorth Group, Inc. 401(k) Plan (the "Plan") was last amended and restated effective generally January 1, 2004. The Plan shall be further amended as set forth herein.

      1. The terms used in this First Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise. In addition, the terms "TD" and "TD Bank" mean or refer to Toronto-Dominion Bank and the term "TD Date" means the closing date of the transaction by which TD Bank acquires a majority interest in Banknorth Group, Inc..

      2. Section 1.65(c) shall be amended by including the following in the table of acquired organizations:

            Organization                  Acquisition Date    Effective Date
            ------------                  ----------------    --------------
            Foxborough Savings Bank       April 30, 2004      April 30, 2004

            Cape Cod Bank and Trust       April 30, 2004      July 1, 2004

            Drake, Swan & Crocker         July 1, 2004        September 1, 2004
            Insurance Agency, Inc.

      3. Section 7.08(b) shall be amended to read in its entirety as follows:

            (b) Cash proceeds received by the Trustee from the sale or exchange of any shares of Stock under this Section shall be invested by the Trustee in the Investment Fund that presents the least risk of loss as determined by the Plan Administrator.

      4. Section 1.57 shall be amended to read in its entirety as follows:

            1.57 "Stock" means common stock issued by the Company (or by a corporation which is a member of the same controlled group pursuant to Code Section 409(l)(4)) That is readily tradable on an established securities market or that otherwise constitutes "employer securities" within the meaning of Section 409(l) of the Code and "qualifying employer securities" within the meaning of Section 4975(e)(8) of the Code and
      Section 407(d)(5) of ERISA, specifically including the following:

            (a) Before the TD Date, common stock of Banknorth Group, Inc. (or, before May 10, 2000, Peoples Heritage Financial Group, Inc.); and

            (b) On and after the TD Date, (i) common stock of Banknorth Group, Inc. ("Banknorth Stock") and (ii) common stock of Toronto-Dominion Bank ("TD Bank STOCK").

      5. The first two sentences of Section 6.01 shall be amended to read in their entirety as follows:
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      "The Trustee shall establish a Banknorth Stock Fund and a TD Bank Stock
      Fund, in accordance with Section 7.01, and one or more other Investment Funds, as the Plan Administrator shall from time to time direct. Each Investment Fund, other than the Banknorth Stock Fund and the TD Bank Stock Fund, shall be invested, as the Plan Administrator shall direct:".

      6. Sections 1.01, 1.26, 1.30, 6.02, 7.02, and 7.10 shall be amended by deleting each occurrence of the term "Stock" and replacing each such occurrence with the phrase "Banknorth Stock." Any other occurrences of the term "Stock" shall also be so interpreted to the extent necessary to assure that the ESOP Assets under the Plan shall not at any time include TD Bank Stock.

      7. Section 7.01 shall be amended to read in its entirety as follows:

            7.01  Stock Funds.

                  (a) The Trustee shall establish a Banknorth Stock Fund, which shall consist of all amounts held by the Plan that are invested in Banknorth Stock. The Trustee further shall establish the following two sub-funds under the Banknorth Stock Fund:

                        (i) The "Banknorth Stock Fund (non-ESOP)" shall consist
                  of all amounts held by the Plan that are invested in Banknorth Stock that are attributable to Salary Deferrals and Company Contributions for the current Plan Year.

                        (ii) The "Banknorth Stock Fund (ESOP)" shall be an
                  employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, and shall consist of all amounts held by the Plan that are invested in Banknorth Stock that are not attributable to Salary Deferrals and Company Contributions for the current Plan Year. Such amounts (together with any Acquisition Loan Suspense Account) shall be the "ESOP Assets" under the Plan.

            As soon as practicable following the last day of each Plan Year, the contributions attributable to such Plan Year that are invested in the Banknorth Stock Fund (non-ESOP), adjusted for gains or losses, shall automatically be transferred to the Banknorth Stock Fund
            (ESOP).

            The Trustee shall invest the Banknorth Stock Fund (non-ESOP) and the ESOP Assets in accordance with the Plan and Trust Agreement and the applicable provisions of the Code, ERISA, and (excluding the Banknorth Stock Fund (non-ESOP)) any other laws affecting tax qualified pension benefit plans designed to qualify as employee stock ownership plans; provided that, in aggregate, the ESOP Assets shall be invested primarily in Banknorth Stock.


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                  (b) Effective as of the TD Date, the Trustee shall establish a
            TD Bank Stock Fund, which shall consist of all amounts held by the Plan that are invested in TD Bank Stock. The Trustee shall invest the TD Bank Stock Fund in accordance with the Plan and Trust Agreement and the applicable provisions of the Code and ERISA.

      8. Section 7.03 shall be amended to read in its entirety as follows:

            7.03  Purchase of Stock.

            (a) Whenever required by the terms of the Plan or the Participants' investment directions under Article VI, the Trustee shall purchase shares of Stock from such source and in such manner as the Trustee may determine. If the Trustee and the Company agree, any such shares may be purchased from the Company and may either be treasury shares or authorized but unissued shares; provided, however, that no shares of Banknorth Stock purchased with the proceeds of an Acquisition Loan shall be purchased from a Participating Employer (other than the Company) or any Affiliate. If shares of Stock are acquired by the Plan other than on an exchange or other national market system, such shares shall be purchased at prices that do not exceed Fair Market Value.

            (b) For purposes of crediting cash contributions invested in the Banknorth Stock Fund and the TD Bank Stock Fund, the credit shall be based on the average cost per share (including brokerage fees and transfer fees) of Banknorth Stock or TD Bank Stock, as the case may be, purchased by the Trustee for all Participants for the month in which the contributions were made, and for this purpose contributions of shares of Stock shall be valued at the closing price of such stock for the date of contributions, or, if no sale occurred on such date, for the next preceding day on which a sale occurred.

            (c) Notwithstanding any other provision of this Section, the Trustee shall not purchase shares of Stock during any period in which such purchase is, in the opinion of counsel for the Company or the Plan Administrator, restricted by any law or regulation applicable thereto. During such period, amounts that would otherwise be invested in shares of Stock shall be invested in such other assets as the Trustee may in its discretion determine, or the Trustee may hold such amounts uninvested for a reasonable period pending the designated investment.

      9. Section 7.04(b) shall be amended to read in its entirety as follows:

            (b) Each Participant (or, in the event of a Participant's death, the Participant's Beneficiary) shall have the right, to the extent of shares of Stock allocated to the Participant's Aggregate Account, to direct the Trustee in writing as to the manner in which to vote with respect to such shares of Stock. Before each annual or special meeting of the shareholders of the Company or TD Bank, as the case may be, the Plan Administrator shall cause to be sent to each Participant a copy of the proxy solicitation material for the meeting, together with a form requesting confidential instructions to the Trustee as to the voting of the affected shares of Stock allocated to each Participant's

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      Aggregate Account, whether or not vested. The Trustee, itself or by proxy, shall vote the shares of Stock in such Aggregate Account in accordance with the instructions of the Participant; provided, that if the Trustee determines (in its sole discretion) that adherence to any such instructions is inconsistent with the discharge of its fiduciary duties under ERISA, the Trustee shall vote the affected shares of Stock in a manner consistent with the proper exercise of its fiduciary duties. If the Trustee shall not have received instructions as to the manner in which to vote any shares of Stock held in the Trust Fund (whether because instructions have not been timely received or because the shares of Stock are not allocated to any Participant's Aggregate Account), the Trustee, itself or by proxy, shall vote all such shares in a manner consistent with the proper exercise of its fiduciary duties under ERISA, as determined in its sole discretion.

      10. Paragraphs (b) and (c) of Section 7.05 shall be amended to read in their entirety as follows:

            (b) Any cash dividends received on shares of Stock allocated to Participant accounts as of the record date on which the dividends are declared shall be allocated to the accounts of the Participants to whose accounts those shares of Stock are allocated as of the record date for which such cash dividends are declared. Any cash dividends received on shares of Banknorth Stock allocated to an Acquisition Loan Suspense Account shall be allocated to such account; provided that such cash dividends may be applied by the Trustee to pay principal or interest on an Acquisition Loan as described in Code Section 404(k)(2)(c) Any cash dividends received on shares of Stock either not allocated to Participant accounts or not allocated to the Acquisition Loan Suspense Account as of the record date for which the dividends are declared shall be included in the computation of net income (or loss) of the Trust Fund and allocated as set forth in Section 5.03.

            (c) Notwithstanding Paragraph (b), any cash dividends received on shares of Banknorth Stock allocated to a Participant's ESOP Account as of the record date on which the dividends are declared shall, at the election of the Participant or his or her Beneficiary, either: (i) be paid by the Company in cash to the Participant or Beneficiary, or, at the discretion of the Plan Administrator, paid by the Company to the Trust and distributed from the Trust to the Participant or his or her Beneficiary, not later than ninety (90) days after the close of the Plan Year in which paid to the Plan; or (ii) be paid to the Plan and reinvested in Banknorth Stock. The Plan Administrator shall determine the scope, manner and timing of the elections, dividend payments or distributions, and reinvestment in Banknorth Stock described in this Paragraph (c) in any manner that is consistent with Code Section 404(k) and other applicable provisions of the Code and ERISA.

      11. Section 7.06 shall be amended to read in its entirety as follows:

            7.06 Certain Forfeitures of Banknorth Stock. Notwithstanding any other provision of the Plan to the contrary, any Banknorth Stock that was acquired with the proceeds of an Acquisition Loan and was forfeited during a Plan Year shall be allocated

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      to the ESOP Accounts, as of the last day of the Plan Year, as follows:
      first, an amount sufficient to restore forfeitures as provided in Section
      9.03 and second, the remainder of such forfeitures among the ESOP Accounts in the same proportion that each Participant's Compensation for the Plan Year bears to the total Compensation of all Participants who either (a) are credited with one Year of Service for the Plan Year and are employed by the Employer or an Affiliate on the last day of the Plan Year or (b) terminated employment during the Plan Year on account of death, retirement or Disability.

      12. Item 2 above shall be effective as of the dates indicated therein.
Item 3 shall be effective as of the adoption date of this First Amendment. Items 4 through 11 shall be effective as of the TD Date, provided that such items are expressly conditioned on the acquisition of a majority interest in Banknorth Group, Inc. by TD Bank on or before March 1, 2005. If such acquisition does not occur on or before March 1, 2005, then items 4 through 11 shall be null and void and of no effect whatsoever.

      IN WITNESS WHEREOF, to record the adoption of this First Amendment, Banknorth Group, Inc. has caused this instrument to be executed by its duly authorized officer this 26th day of October, 2004.

                                    BANKNORTH GROUP, INC.



                                    By   /s/ Wade D. Thomas
                                         --------------------------
                                    Its  Officer, Assistant Secretary
                                         and Assistant Clerk




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